EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Logoom Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(a)	12,000,000	$0.01	$120,000	$0.00013810	$16.57
Fees Previously Paid								—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
Total Offering Amounts						$120,000		$16.57
Total Fees Previously Paid								$0.00
Total Fee Offsets								$0.00
Net Fee Due								$16.57

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based on the offering of up to 12,000,000 shares of common stock at a fixed price of $0.01 per share.

(2) The registration fee is calculated at the SEC’s fiscal year 2026 rate of $138.10 per $1,000,000 of the maximum aggregate offering price (fee rate 0.00013810), effective October 1, 2025 through September 30, 2026.

(3) Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional shares of common stock that may become issuable as a result of any stock split, stock dividend, recapitalization, or similar transaction.

Table 2: Fee Offset Claims and Sources

Not applicable. No fee offsets are claimed.